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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                         Date of Report: August 17, 2004
                (Date of earliest event reported: April 30, 2004)

                             DND TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

           Nevada                        333-42936               87-0631750
(State or other jurisdiction            (Commission             (IRS Employer
     of incorporation)                 File Number)          Identification No.)

               375 E. Elliot Rd., Bldg. 6, Chandler, Arizona 85225 (Address of principal executive offices) (Zip Code)

                                 (480) 892-7020
                         (Registrant's telephone number)

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ITEM 5. OTHER EVENTS

On April 30, 2004, DND Technologies, Inc. (the "Registrant") entered into a Settlement Agreement and Mutual Release with Scott Magoon and the other parties to the lawsuit filed by Mr. Magoon in May of 2003. Further information about the lawsuit can be found in the Registrant's Form 8-K filed on June 3, 2003. As part of the settlement, Mr. Magoon agreed to relinquish his claim to 2,200,000 shares of the 5,400,000 shares of the Company's stock he originally was to receive from Douglas Dixon (the Registrant's CEO) as part of Aspect Systems, Inc.'s acquisition of Semiquip, Inc. The Settlement Agreement provides for dismissal of the lawsuit filed by Mr. Magoon; transfer of 2,400,000 shares from Douglas Dixon to Mr. Magoon, with 400,000 of such shares to be held in escrow until the Registrant's common stock reaches a certain price; transfer of 800,000 shares from Mr. Dixon to Korn, Bowdich & Diaz, LLP; payment to Mr. Magoon of $10,000 per month for fourteen months beginning in September of 2004; a mutual release of claims by the parties; and certain other agreements between the parties.

On May 12, 2004, the Registrant's wholly-owned subsidiary, Aspect Systems, Inc., made the final payment (of approximately $24,000) due on a note payable to a former president of Aspect Systems in a principal amount of $483,630. This note matured on May 15, 2004. Following the final payment, 947,000 shares of Aspect Systems stock that were being held in escrow to secure the note were released to Aspect Systems.

On May 13, 2004, the estate of Jean-Charles Cartier agreed to the Registrant's proposal to repay the principal due under Mr. Cartier's $200,000 promissory note in two installments - the first, of at least $100,000, by September 30, 2004, with the remaining principal to be paid not later than December 31, 2004. The Registrant has already paid all accrued interest under the note.

Aspect Systems' bank line of credit with Merrill Lynch Business Financial Services, Inc. matured on April 1, 2002. Interest accrued at Libor plus 2.75% or an effective rate of 5.84% at June 30, 2004. The note is secured by a first lien on Aspect Systems' accounts receivable and inventories that amounted to approximately $ 3,059,000 at June 30, 2004 and has been personally guaranteed by the majority shareholder of the Registrant. Aspect Systems, Inc. has been in default on payment of this line of credit since it matured on April 1, 2002 and faced ongoing litigation with Merrill Lynch as a result of nonpayment. On May 14, 2004, Aspect Systems reached a settlement agreement with Merrill Lynch which dismisses all litigation and restructures repayment of its existing debt into one single term loan instrument due in approximately 17 months. The restructured term loan ("New Loan") will have an estimated balance of $1,145,000, requires payments for a term of 17 months at an interest rate of two percent (2%) plus the prime rate and a balloon payment upon the expiration of the term. The New Loan is guaranteed by both DND Technologies, Inc. and Doug Dixon. The settlement agreement and related New Loan remain subject to final execution by the parties but management has no reason to believe that the settlement agreement will not be executed.

On June 25, 2004, Aspect Systems entered into an Agreement on Outstanding Aspect Payables with Lam Research Corporation. The purpose of the agreement is to amend the Asset Sale and License Agreement, dated November 8, 2002, between the two companies, and resolve the ongoing mutual default of Aspect and Lam under the original agreement. Under the new agreement, Lam and Aspect have adjusted the total receivables balance owed to Lam. Included in the total receivables balance as of June 18, 2004 are: (i) $936,595.88 from the initial spares inventory sale and additional inventory transfers (includes a $750,000 balance reduction), to be paid in thirty (30) monthly installments of $28,219.86 each beginning on August 1, 2004, and one payment of $90,000 by September 30, 2004; and (ii) $169,274.21 from the product group inventory sale (includes a $98,555.74 reduction), to be paid in eighteen (18) monthly installments of $9,404.12 beginning on August 1, 2004. Lam also agreed to transfer, during July 2004, all test and assembly equipment unique to Lam's AutoEtch and Dry Tek products to Aspect along with

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copies of specification and test documentation. Aspect agreed to take ownership of additional Lam inventory, valued at approximately $205,000 gross inventory value, in July 2004, with payment terms to be negotiated. Lam also granted Aspect a $250,000 credit limit with a net 30 payment term for ongoing business activity beyond that provided for in the new agreement. Except for the modifications made in the new agreement, the terms of the original agreement, including the royalty payable to Lam, continue to apply.

The Registrant has reached what its management believes are favorable resolutions of all of the Registrant's major contingent liabilities. The above-described settlements and the amended agreement with Lam will require significant cash payments over the next twelve months, but the Registrant will avoid ongoing legal fees and expenses and the required payments will be at more favorable terms than under the original agreements.

ITEM 7. EXHIBITS

10.9 Agreement on Outstanding Aspect Payables, dated June 25, 2004, between Aspect Systems, Inc. and Lam Research Corporation.

99.1 Settlement Agreement and Mutual Release, dated April 30, 2004, by and among Scott Magoon; DND Technologies, Inc.; Aspect Systems, Inc., formerly known as Aspect Semiquip International, Inc.; Semiquip, Inc.; and Douglas
      N. Dixon.

                                   SIGNATURES

      In accordance with the requirements of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 16, 2004

                                        DND Technologies, Inc., a Nevada
                                        corporation


                                        By: /s/ Dennis Key
                                            ------------------------------------
                                            Dennis Key, CFO


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